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                                                                    EXHIBIT 3.26

                               STATE OF DELAWARE
                               SECRETARY OF STATE
                            DIVISION OF CORPORATIONS
                           FILED 04:00 PM 04/01/2003
                              030216547 - 2829148

                                STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

- FIRST: That by unanimous written consent the Board of Directors of Eagle-Picher Holdings, Inc. adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said resolution be submitted to stockholders for approval. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that Article 1 of the Certificate of Incorporation of the Company is amended and restated in its entirety as follows:

                           1. Name. The name of the Corporation is EaglePicher Holdings, Inc.

- SECOND: That thereafter said amendment was adopted by unanimous written consent of stockholders.

- THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

- FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

                                      By: /s/ David G. Krall
                                          -------------------------------------
                                          David G. Krall, Senior Vice President

                                      Date: April 1, 2003